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Washington Federal, Inc.
425 Pike Street
Seattle, WA 98101

Contact:  Cathy Cooper
(206) 777-8246

Tuesday, October 27, 2003
FOR IMMEDIATE RELEASE


Washington Federal Promotes Linda Brower & Brent Beardall

Seattle - October 27, 2003 - The Board of Directors of Washington Federal Savings (NASDAQ: WFSL) has appointed Linda S. Brower as Executive Vice President and Brent J. Beardall as Senior Vice President and Chief Financial Officer. Both Brower and Beardall were also appointed to the executive management committee of the company.

Roy M. Whitehead, President and CEO commented, "the addition of
Linda and Brent to our management committee completes our executive management transition. We look forward to their contributions as the company grows in the future."

Brower has over 30 years of banking experience, most recently working at US Bank in Seattle as Executive Vice President and Washington Metro Region Manager, responsible for 72 branches in Pierce, King, Snohomish and Thurston Counties. At Bank of America, Brower was the Training Manager of the National Customer Service and Banking Center. She has a bachelor's degree in Business Administration from City University.

Beardall, a Certified Public Accountant, worked as an auditor for Deloitte & Touche LLP in Seattle for six years before joining Washington Federal as Controller in February 2001. He holds a master's degree in Professional Accounting from Brigham Young University. He has served as the principal financial and accounting officer of the company since the retirement of Ronald Saper in February 2003.

Washington Federal Savings provides residential real estate loans, checking, money market accounts and certificates of deposit through 119 offices in eight western states. Established in 1917, the company reported $7.5 billion in assets, $4.6 billion in deposits and $1.1 billion in equity as of September 30, 2003.